Exhibit 99.1

Xerium Technologies, Inc. Announces Refinancing
To Support Ongoing Restructuring and Growth Initiatives

RALEIGH, N.C., May 17, 2013 - Xerium Technologies, Inc. (NYSE:XRM), a leading global provider of industrial consumable products and services, today announced that it has refinanced its existing term loan and revolving credit facility with the proceeds of a new term loan arranged by Jefferies and Credit Suisse. Xerium remains focused on executing its global restructuring initiatives and the terms of the new credit facilities provide management with the flexibility to pursue these initiatives as well as pursue new growth opportunities.

Activities that can now be accelerated due to this successful refinancing include:

•	Rightsizing SG&A headcount in Europe and North America

•	Implementing low cost production sites in Mexico and China

•	Closing high-cost production sites in Europe and the Americas and redeploying existing equipment into lower cost locations

•	Expanding Xerium’s new product development agenda to enter new market segments more quickly

•	Hiring select industry experts in new, targeted market segments

•	Acquiring next generation production equipment to both lower operating costs and increase product quality

•	Increased flexibility to pursue an acquisition agenda to advance revenue repositioning activities

The refinancing transaction includes the following:

•	A new $200 million “covenant lite” term loan credit facility replacing the existing multi-currency term loan

•	A new $40 million US and Canadian asset-based revolving line of credit replacing the existing $30 million multi-currency revolving line of credit

Key terms of the new financing include the following:

•	Increased borrowing capacity and approximately 400 basis point decrease in interest rates under the new asset-based revolving line of credit

•	A 25 basis point increase in interest rates over the life of the term loan as compared to the prior term loan

•	Elimination of quarterly financial maintenance ratio tests

•	Increased capacity for capital expenditures, restructuring and acquisitions as compared to the prior term loan

Harold Bevis, Xerium's President and Chief Executive Officer, stated, "We are thankful to our lender group for supporting Xerium’s ongoing operational improvement initiatives. The new capital structure allows us to implement what we believe are game-changing improvements to our business. We are now poised to accelerate some of our planned activities.”

About Xerium Technologies

Xerium Technologies, Inc. (NYSE:XRM) is a leading global provider of industrial consumable products and services. Xerium, which operates around the world under a variety of brand names, utilizes a broad portfolio of patented and proprietary technologies to provide customers with tailored solutions and products integral to production, all designed to optimize performance and reduce operational costs. With 28 manufacturing facilities in 12 countries around the world, Xerium has approximately 3,200 employees.

Forward-Looking Statements, Estimates and Disclosure Statement

This press release contains forward-looking statements. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “goals,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Actual results may differ materially from these forward-looking statements and estimates as a result of various important factors, including, without limitation, the factors discussed in our annual report on Form 10-K for the fiscal year ended December 31, 2012, our Form 10-Q for the quarter ended March 31, 2013, and subsequent filings, all of which are on file with the SEC and are available in the investor relations section of our website at www.xerium.com. Any forward-looking statements are as of the date hereof, and we assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise, except as may be required by law.

Contact: Phillip B. Kennedy
Investor Relations
919-526-1444
IR@xerium.com